ALTERNATIVE INVESTMENT

PLACEMENT AGENT AGREEMENT

This Alternative Investment Placement Agent Agreement (“Agreement”) is dated as of June 1, 2007, by and among Morgan Stanley Managed Futures LV, L.P., Morgan Stanley Managed Futures MV, L.P., and Morgan Stanley Managed Futures HV, L.P., each a Delaware Limited Partnership, (each a “Partnership” and together, the “Partnerships”), Demeter Management Corporation, a Delaware corporation, (the “General Partner”), and Morgan Stanley & Co. Incorporated, a Delaware corporation (“MS”).

WHEREAS, the offering and sale of interests in the Partnerships (“Interests” or “Units”) in accordance with the terms of the Partnerships’ confidential private placement memorandum and disclosure document, including any supplements thereto approved by the Partnerships (the “Memorandum”), the Partnerships’ subscription documents (the “Subscription Agreements”) and certain other investor materials or supplements approved for use or prepared by the Partnerships, including without limitation the summary information contained in certain related marketing materials, all as amended from time to time (collectively, the “Offering Documents”), and the Partnerships’ organizational documents (as amended or supplemented from time to time, “Organizational Documents”) (collectively, “Offering Materials”) is exempt from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), pursuant to Section 4(2) and Rule 506 of Regulation D promulgated thereunder;

WHEREAS, each Partnership desires to retain MS as a placement agent;

WHEREAS, MS desires to be so retained and to assist, as placement agent, in the offer and sale of the Interests;

NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter contained and other good and valuable consideration the value of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Appointment of MS.

(a) MS is hereby appointed as a placement agent of each of the Partnerships during the term of this Agreement for the purpose of finding eligible investors for Interests through an offering that is exempt from registration under the Securities Act, pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

(b) Units initially will be offered at $1,000 per Unit, and thereafter are being offered on a continuous basis as of the first day of each month at the final Net Asset Value per Unit (as defined in the Memorandum) as of the last day of the immediately preceding month. The General Partner in its sole discretion may terminate at any time the initial or continuous offering period of one or more of the Partnerships and may at any time in its sole discretion, terminate, discontinue or resume the continuing offering of any class of Units in any of the Partnerships.

(c) Subject to the right of the General Partner to reject any subscription in whole or in part at any time prior to acceptance, the General Partner will accept subscriptions for Units properly made and will cause proper entry to be made in the books and records of the relevant Partnership(s). No certificate evidencing Interests shall be issued to any limited partner, although limited partners will receive confirmations of purchase from the General Partner in its customary form. Payment for the Interests shall be made as described in the Memorandum at such time on such date as may be agreed to by the General Partner. Payment shall be made against issuance of the Interests in the name of the limited partners.

(d) Subject to the performance by each Partnership and the General Partner of their respective obligations hereunder, MS hereby accepts such appointment and agrees on the terms and conditions set forth herein to find eligible investors for Interests during the term hereof and to use reasonable efforts to assist each of the Partnerships and the General Partner in communicating with Limited Partners with respect to consent solicitations and limited partner votes and other items requiring actions of the Limited Partners with respect to the Partnerships, at the reasonable request of the General Partner. MS will have no obligation to offer or sell any Interests.

(e) MS may, without notice to any of the Partnerships or the General Partner, assign or delegate its rights and obligations to its affiliates, or otherwise retain affiliates to act as sub-placement agents, in connection with the solicitation of investors and otherwise to assist MS in performing its obligations under this Agreement to the extent MS deems appropriate, subject to compliance with applicable laws, rules or regulations; provided however, that each such sub-placement agent shall execute a sub-agent agreement substantially in the form of this Agreement. MS may compensate any such sub-placement agent by paying the sub-placement agent from MS’s own funds.

2. Offering and Sale of Interests.

(a) MS will deliver to each person to whom MS makes an offer of an Interest, the Offering Documents, as amended as of such time.

(b) MS will not make any offer of Interests on the basis of any communications or documents relating to any of the Partnerships or the Interests, except the Offering Materials, any other documents supplied or prepared by the General Partner on behalf of the Partnerships and delivered to MS by the General Partner for use in making an offer of Interests, or any other materials expressly approved for such use by the General Partner in writing (which shall include electronic mail).

(c) MS will not use any form of “general solicitation” or “general advertising” (within the meaning of Rule 502 of Regulation D under the Securities Act) in making offers of Interests, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or advertising.

(d) MS shall, in accordance with requirements of Regulation D under the Securities Act, reasonably believe immediately prior to making any offer or sale of Interests that any prospective investor solicited by MS is an “accredited investor,” as that term is defined in Rule

501(a) of Regulation D under the Securities Act, and meets such other eligibility criteria as are set forth in the Offering Documents. The Partnerships will be responsible for the timely filing with the U.S. Securities and Exchange Commission (“SEC”) of any notices required by Rule 503 of Regulation D under the Securities Act. MS shall only solicit prospective investors in any jurisdiction in compliance with the marketing rules and private placement rules of such jurisdiction.

(e) MS represents and warrants that it is in compliance with all anti-money laundering and anti-terrorist financing laws, rules and regulations applicable to it. Additionally, MS represents and warrants that it shall take all reasonable and practicable steps to ensure that it does not accept or maintain investments in any of the Partnerships, directly or indirectly, from a person, government, organization or entity (a) who is or becomes subject to sanctions administered by the U.S. Office of Foreign Assets Control (“OFAC”), is included in any executive order or is on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or (B) whose name appears on such other lists of prohibited persons and entities as may be mandated by applicable local law or regulation.

(f) MS shall be responsible for ensuring that any activities taken in connection with the sale of Interests in any jurisdiction outside of the United States will be conducted in compliance with the private placement or other applicable offering rules of such jurisdiction; provided, however, that, each Partnership and the General Partner agree to coordinate with MS in respect of determining the number of offers made to prospective investors in any particular jurisdiction and such other relevant information in respect of offerings of Interests made by any party other than MS, which would reasonably be deemed to affect MS’ compliance with applicable offering rules. MS shall make no offer or sale of any Interest in any foreign jurisdiction, or to any prospective investor located in any foreign jurisdiction, where there is a prohibition on the sale of securities such as the Interests.

(g) The General Partner shall be responsible for any applicable registration or qualification of the Interests under all applicable laws, rules or regulations of the United States and the states therein. The General Partner on behalf of each Partnership acknowledges that MS intends to offer the Interests in each state within the United States. The General Partner, at the Partnerships’ expense, shall use reasonable efforts to register or qualify the Interests, if required, in each jurisdiction within the United States that the Interests are offered by MS or to make any filings required by applicable law in each jurisdiction within the United States in which the Interests are sold by MS. If the Interests may not be offered in any particular jurisdiction in the United States, the Partnerships and the General Partner shall promptly notify MS.

(h) The Partnerships shall provide a reasonable quantity of copies of the Offering Materials and such other documents as MS is required to provide to prospective investors under this Agreement. If any Offering Materials are amended or supplemented, the General Partner shall promptly notify MS, and provide copies of such amendments or supplements in accordance with the preceding sentence.

(i) All subscriptions for Interests submitted by or through MS shall be subject to the General Partner’s approval, in its sole discretion. The General Partner and MS agree that the General Partner has the ultimate responsibility to determine whether a prospective investor meets all applicable private placement accreditation, minimum investment, and other regulatory requirements necessary to invest in the Partnerships, provided, however, it is acknowledged by MS that the General Partner will reasonably rely upon due diligence conducted by MS on each prospective investor.

3. Fees and Expenses.

(a) Each Partnership shall pay MS an ongoing compensation fee as of the beginning of each month with respect to each prospective investor introduced by MS that invests in one or more of the Partnerships (each a “Limited Partner”). The fee shall be payable monthly beginning with the first month that a Unit is issued. The fee shall be calculated by multiplying the following percentages by the Limited Partner’s aggregate investment in the Partnership(s): (i) 0.1667% (2.0% annual) where the Limited Partner has an aggregate investment in the Partnership(s) of up to $249,999; (ii) 0.1250% (1.5% annual) where the Limited Partner has an aggregate investment in the Partnership(s) of $250,000—$499,999; (iii) 0.0833% (1.0% annual) where the Limited Partner has an aggregate investment in the Partnership(s) of $500,000—$4,999,999; and (iv) 0.625% (0.75% annual) where the Limited Partner has an aggregate investment in the Partnership(s) of $5,000,000 or more.

(b) The General Partner shall not have the right to reduce or waive payment of the ongoing compensation fee. If the General Partner determines to waive, reimburse or temporarily reduce its management fee for any reason, the fee payable to MS shall be distributed without regard to any such waiver, reimbursement or reduction, unless the General Partner and MS mutually agree to an adjustment.

(c) If MS becomes aware that a Limited Partner is no longer a client of MS, it shall promptly inform the General Partner and if the General Partner becomes aware that a Limited Partner is no longer a client of MS, the General Partner shall promptly inform MS. Once a Limited Partner is no longer a client of MS, the Partnership(s) in which the Limited Partner is invested will no longer be obligated to pay the ongoing compensation fees attributable to such Limited Partner. Notwithstanding the foregoing, a Limited Partner may be a client of MS and another broker dealer at the same time, and the fact that such Limited Partner is a client of another broker dealer may not, by itself, serve as evidence that such Limited Partner is not a client of MS.

(d) The Partnerships and MS shall each bear its own expenses in connection with the solicitation of prospective investors, including expenses of preparing, reproducing, mailing and/or delivering offering and sales materials.

4. Representations, Warranties and Agreements of the Partnerships and the General Partner. Each Partnership and the General Partner (for purposes of this Section 4 only, each a “Party”) severally, and not jointly, represent and warrant to MS and agree with MS as follows:

(a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, and it has full power and authority under applicable laws, rules or regulations to conduct its business as contemplated by the Offering Materials.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of each Party, and upon the execution and delivery hereof, this Agreement shall constitute a valid, binding and enforceable obligation of such Party.

(c) The execution, delivery and performance of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the Offering Materials, including the issuance and sale of the Interests, shall not constitute a breach of or default under any agreement or instrument by which such Party is bound, or to which any of its assets is subject, or any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(d) There is not pending or, to the best knowledge of such Party, threatened any action, suit or proceeding before or by any court or other governmental body to which such Party is a party, or to which any of its assets is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of such Party. Such Party has not received any notice of an investigation regarding non-compliance by such Party with applicable laws, rules or regulations.

(e) The Offering Materials, as of the date hereof and at any subsequent time during the term of this Agreement, do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. If any statement were to become untrue or if an omission of a material fact is discovered, the General Partner shall promptly supplement the Offering Materials to remove such untrue statement or to disclose such material fact.

(f) The Interests have been duly authorized for issuance and sale, and, when issued and subscribed for in the amounts and for the consideration described in the Offering Materials, will be entitled to the rights and subject to the restrictions and conditions contained in the Organizational Documents; no Limited Partner will be personally liable for the debts of and claims against the Partnerships by the mere reason of being a limited partner; and all necessary action required to be taken for authorization, issue and sale of the Interests has been validly and sufficiently taken.

(g) It is not necessary in connection with the offer, sale and delivery of the Interests in the manner contemplated by this Agreement to register the Interests under the Securities Act or, to the best knowledge of such Party, the laws of any other jurisdiction where it is being offered. Each Party shall conduct themselves, and ensure that their respective agents conduct themselves, in a manner consistent with the exemption from registration under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder and, without limitation, will not use, or permit any other person to use, any form of prohibited general solicitation or general advertising in making offers of Interests

(h) MS acknowledges that in performing the services contemplated hereby, it will be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information regarding the Partnerships that has been provided to it by, or on behalf of, the Partnerships or the General Partner/CPO, and that MS has no obligation to verify the accuracy or completeness of any such information and will have no liability to the Partnerships, the General Partner or any third party for any information contained in the Offering Materials.

(i) The representations and warranties set forth in this Agreement are continuing during the term of this Agreement and each Party agrees to notify MS promptly in writing if at any time during the term of this Agreement, any such representation or warranty becomes materially inaccurate or untrue and of the facts related thereto.

(j) Each Party acknowledges that MS enters into this Agreement in reliance on the representations, warranties and agreements of the Partnerships and the General Partner contained herein.

5. Representations, Warranties and Agreements of MS. MS represents and warrants to and agrees with, the Partnerships and the General Partner as follows:

(a) MS is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and MS has full power and authority under applicable laws, rules or regulations to engage in the activities contemplated under this Agreement.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of MS, and upon the execution and delivery hereof, this Agreement shall constitute a valid, binding and enforceable obligation of MS.

(c) The execution, delivery and performance of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein shall not constitute a breach of or default under any agreement or instrument by which MS is bound, or to which any of its assets is subject, or any order, rule or regulation applicable to it or of any court or any governmental body or administrative agency having jurisdiction over it.

(d) MS (or any designee to which it delegates its right and obligations hereunder pursuant to Section 1(e)) has and shall maintain all licenses and registrations necessary under applicable federal and state laws, rules and regulations, including the rules and regulation of any self-regulatory organization with competent jurisdiction, to provide the services required to be provided by MS (or such designee) hereunder. To the reasonable knowledge of MS, MS has not solicited and shall not solicit any offer to buy or offer to sell Interests in any manner that would be inconsistent with applicable laws and regulations, or in any manner that would constitute a general solicitation or general advertising (within the meaning of Rule 502 of Regulation D under the Securities Act) with respect to the Interests. MS will conduct itself and take reasonable measures to ensure that its respective agents conduct themselves, in a manner consistent with the exemption from registration under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder, including, without limitation the requirements of Rule 506 of Regulation D under the Securities Act.

(e) MS shall furnish to each prospective investor it solicits the most current copy of the Memorandum provided to it by the General Partner prior to that person’s admission as a Limited Partner.

(f) MS shall furnish to each Partnership a description of all material pending and prior litigation and regulatory actions involving MS and its subsidiaries, required to be disclosed in the Memorandum during the term of this Agreement.

(g) The representations and warranties set forth in this Agreement are continuing during the term of this Agreement and MS agrees to notify each of the Partnerships and the General Partner promptly in writing if at any time during the term of this Agreement, any such representation or warranty becomes materially inaccurate or untrue and of the facts related thereto.

(h) MS acknowledges that each of the Partnerships and the General Partner enter into this Agreement in reliance on the representations, warranties and agreements of MS contained herein.

6. Indemnification.

(a) Each Partnership shall severally, but not jointly, indemnify, hold harmless, and defend MS, each person who controls MS within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, and their respective officers, directors, partners, members, shareholders, employees and agents from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Covered Claims”) arising out of or relating to (i) the offer or sale of the Interests or the management or affairs of the applicable Partnership(s); (ii) any untrue statement or alleged untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any Offering Materials or in any advertising or promotional material approved, published or provided to MS by or on behalf of the applicable Partnership(s) or the General Partner or accurately derived from information approved, published or provided to MS by or on behalf of the applicable Partnership(s) (iii) any violation of any law, rule or regulation relating to the registration or qualification of Interests or applicable Partnership(s), (iv) any breach by applicable Partnership(s) or the General Partner of any representation, warranty or agreement contained in this Agreement, (v) any violation of any law, rule or regulation relating to the operation of the applicable Partnership(s) or (vi) any willful misconduct or gross negligence by the applicable Partnership(s) or the General Partner or their respective affiliates in the performance of, or failure to perform, its obligations under this Agreement, except to the extent that any such Covered Claim is caused by MS’ breach of this Agreement or the willful misconduct or gross negligence of MS or its affiliates in the performance of, or failure to perform, its obligations under this Agreement.

(b) MS shall indemnify, hold harmless, and defend each of the Partnerships and the General Partner, each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, and their officers, directors, partners, members, shareholders, employees, and agents from and against any Covered Claims arising out of or relating to (i) any breach by MS of any representation, warranty or agreement contained in this Agreement, (ii) failure of MS to comply with marketing rules or private placement rules in any jurisdiction, (iii) any untrue statement, or alleged untrue statement of a material fact, made by MS in connection with MS’s placement of the Interests that is not in reliance on or in conformity with the Offering Materials, or (iv) willful misconduct or gross negligence by MS in the performance of, or failure to perform, its obligations under this

Agreement, except in each case to the extent that any Covered Claim is caused by breach of this Agreement by the Partnerships or the General Partner or their officers, directors, partners, members, shareholders, employees, agents and affiliates or the willful misconduct or gross negligence of any of the foregoing in the performance of, or failure to perform, their obligations under this Agreement.

(c) Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party shall notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party or parties. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties shall bear the fees and expenses of any additional counsel thereafter retained by it or them.

(d) If the foregoing indemnification is for any reason unavailable to an indemnified party (other than by reason of the terms thereof), the indemnifying party shall contribute to the Covered Claims that are paid or payable by the indemnified party in such proportion as is appropriate to reflect the relative economic interests of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in the transactions contemplated by this Agreement (whether or not consummated) and any other relevant equitable considerations. For purposes of this paragraph, the relative interests of the Partnerships and the General Partner, on the one hand, and MS, on the other hand, in the transactions contemplated by this Agreement, shall be deemed to be in the same proportion as (i) the total proceeds received or contemplated to be received by the Partnerships and the General Partner in the transactions contemplated by this Agreement (whether or not any such transaction is consummated) bears to (ii) the fees paid or to be paid to MS under the Agreement; provided however, that to the extent permitted by applicable law, in no event shall the Partnerships and the General Partner contribute less than the amount necessary to ensure that all indemnified parties, in the aggregate, are not liable in excess of the amount of fees actually received by MS pursuant to this Agreement.

(e) The foregoing indemnity will be in addition to any liabilities that the parties may otherwise have incurred hereunder.

7. Confidentiality.

(a) Each party acknowledges that, in performing its obligations under this Agreement, it may have access to confidential and proprietary information of the other party (“Confidential Information”). The parties agree that information concerning any potential investor introduced by MS to the Partnerships or the General Partner is the Confidential Information of MS. By way of illustration but not of limitation, “Confidential Information” includes any “nonpublic personal information” (as defined in SEC Regulation S-P or FTC Regulation 313) regarding prospective investors and Limited Partners or members, trade secrets, data, know-how, accounting data, statistical data, financial data or projections, forecasts, business practices or policies, research projects, reports, development and marketing plans, strategies, or other business information that is not generally known or available to the public. The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of an improper disclosure by the disclosing party; (ii) was rightfully available to a party on a non-confidential basis before its disclosure by the other party; (iii) was independently developed by the receiving party or (iv) becomes available to a party on a non-confidential basis from a source other than the other party, provided that such source is not prohibited from transmitting the information by a contractual, legal, or fiduciary obligation.

(b) Except to the extent necessary to perform its obligations under this Agreement, neither party may disclose or use any of the other party’s Confidential Information. Each party shall maintain the confidentiality of the other party’s Confidential Information in its possession or control. For the avoidance of doubt, no party may provide information concerning the Partnerships—prospective investors to any third party knowing that such third party may use such information in any form of publication, whether publicly or privately distributed, without the express prior written approval of the other party. Each party shall limit the disclosure of the other party’s Confidential Information to those of its employees and agents with a need to know such Confidential Information for purposes of this Agreement. Each party shall use reasonable care to prevent its employees and agents from violating the foregoing restrictions. Notwithstanding the above, Confidential Information may be disclosed to the extent required by law or by an order or decree of any court or other governmental authority or a request is made by a governmental authority, regulatory agency or self-regulatory agency; provided, however, that each party shall, to the extent practicable, if legally compelled to disclose such information: (i) provide the other party with prompt written notice of that fact so that the other party may attempt to obtain a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7; (ii) disclose only that portion of the information that a party’s legal counsel advises is legally required; and (iii) endeavor to obtain assurance that confidential treatment will be accorded the information so disclosed. Notwithstanding the foregoing, Limited Partners shall also be governed by the privacy policy included in the Offering Materials.

(c) On written request or on the expiration or termination of this Agreement, each party shall return to the other party or destroy all Confidential Information in its possession or control, provided that each party may retain a single archival copy of any document or information that such party is obligated to maintain pursuant to record keeping requirements to which it is subject under applicable laws, rules or regulations, but for only so long as such records are required to be maintained.

8. Client Communications. The Partnerships and the General Partner severally agree to provide to MS copies of any communications to Limited Partners in respect to the operation and performance of the Partnerships. Communications that are provided on a regular basis such as monthly account statements will be distributed to MS when such communications are distributed to MS Clients. The General Partner shall use its commercially reasonable efforts to distribute to MS all communications that require any action by Limited Partners such as Limited Partner consent or vote prior to the distribution of such communication to Limited Partners. The Partnerships and the General Partner agree that MS may use such communications in connection with reports issued by MS to the applicable Limited Partners to which such communications were directed. The Partnerships and the General Partner severally agree to respond as soon as practicable to inquiries of MS investors as communicated by MS and shall endeavor to copy MS on all such communications.

9. Term and Termination.

(a) This Agreement shall remain in full force and effect until terminated by a party on thirty days’ prior written notice to the other parties. This Agreement may be terminated immediately on written notice to the other parties hereto on the dissolution, insolvency or bankruptcy of any party or upon a material breach of any condition, warranty, representation or other term of this Agreement by the other party.

(b) On termination of this Agreement, the General Partner will continue to pay MS the compensation set forth in Section 3 for so long as each Limited Partner introduced to the Partnership(s) by MS remains a Limited Partner and MS (and its applicable employees) maintains all necessary licenses and regulations required to receive such compensation. For purposes of the foregoing, MS shall be entitled to the compensation set forth in Section 3 with respect to any person introduced by MS to the General Partner prior to termination whose subscription is accepted by the Partnerships within sixty days following such termination.

10. Notices. Any notice required or desired to be delivered under this Agreement shall be effective on actual receipt and shall be in writing and (i) delivered personally; (ii) sent by first class mail or overnight delivery, postage prepaid; (iii) transmitted by electronic mail (with confirmation of delivery and receipt); or (iv) transmitted by fax (with confirmation by first class mail, postage prepaid) to the parties at the following address or such other address as the parties from time to time specify in writing:

If to the Partnerships or the General Partner : If to MS:

Morgan Stanley Managed Futures LV, L.P.	Morgan Stanley & Co. Incorporated
Morgan Stanley Managed Futures MV, L.P.	522 5th Avenue, 13th Floor
Morgan Stanley Managed Futures HV, L.P.	New York, NY 10036
c/o Demeter Management Corporation	Fax: 212-296-6869
Morgan Stanley Alternative Investments	Email:
522 5th Avenue, 13th Floor	MarvLou.Frick@morganstanley.com
New York, NY 10036	Attention: Mary Lou Frick
Fax: 212-296-6869
Email: Walter.davis@morganstanley.com
Attention: Walter Davis, President

With a copy to:

Alston & Bird LLP

90 Park Avenue

New York, New York 10016

Fax: 212-210-9444

Attention: Timothy P. Selby

11. Status of Parties. In selling the Interests, MS will be an independent contractor (rather than employee, agent or representative) of any Partnership or the General Partner, and MS shall not have the right, power or authority to enter into any contract or to create any obligation on behalf of the Partnerships or the General Partner or otherwise bind the Partnerships or the General Partner in any way. Nothing in this Agreement shall create a partnership, joint venture, agency, association, syndicate, unincorporated business or any other similar relationship between the parties. Nothing in this Agreement shall be construed to imply that MS is a partner, shareholder, manager, managing member or member of the Partnerships or the General Partner.

12. Miscellaneous.

(a) Headings. Headings to sections and subsections in this Agreement are for the convenience of the parties only and are not intended to be a part of or affect the meaning or interpretation hereof.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all other agreements and understandings, whether written or oral, between the parties relating to the subject matter hereof entered into prior to this Agreement.

(c) Amendments. This Agreement shall not be amended except by a writing signed by all parties hereto.

(d) Waiver. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto either before or after the effective date of this Agreement or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict or choice of law provisions thereof. The provisions of Sections 3, 6 (including with respect to breaches of Section 4 or 5), 7, 8, 9(b), and this Section 12 shall survive termination of this Agreement. If any provision of this Agreement is or should become inconsistent with any present or future law, rule, or regulation of any governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be deemed rescinded or modified in accordance with any such law, rule or regulation. In all other respects, this Agreement shall continue and remain in full force and effect.

(f) Successors and Assigns. This Agreement will inure to the benefit of and be binding on the parties hereto and such parties’ respective successors and permitted assigns.

(g) Assignment. No party may assign this Agreement without the prior written consent of the other parties, except as otherwise provided herein. Any purported assignment in violation of this Section 12 will be void.

(h) Jurisdiction and Consent. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK CITY OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND WAIVE TRIAL BY JURY. EACH

OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND BINDING UPON THE PARTIES AND MAY BE ENFORCED IN ANY OTHER COURTS TO WHOSE JURISDICTION A PARTY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT. EACH PARTNERSHIP AND THE GENERAL PARTNER EACH HEREBY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BY MEANS OF PERSONAL DELIVERY OR COURIER SERVICE, ADDRESSED TO ITS ADDRESS PROVIDED ABOVE AND TO THE ATTENTION OF ANY SECRETARY, ASSISTANT SECRETARY OR ANY OTHER OFFICER, DIRECTOR, MANAGING AGENT OR GENERAL AGENT OF SUCH PARTY, AND SUCH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE UNDER NEW YORK LAW OR UNDER ANY LAW OF ANY STATE OF THE UNITED STATES OR OF ANY OTHER JURISDICTION OR OTHERWISE TO SERVICE OF PROCESS IN SUCH MANNER.

(i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this Agreement) shall have the same legal effect hereunder as originals.

[Signatures follow on next page]

IN WITNESS WHEEREOF, the undersigned parties have causes this Agreement to be executed as of the day and year first above written.

Morgan Stanley Managed Futures LV, L.P.		Morgan Stanley & Co. Incorporated

By:	Demeter Management Corporation

Name:	/s/ Walter Davis	Name:	/s/ Jacques Chappuis
	Walter Davis		Jacques Chappuis

Title:	President	Title:	Managing Director

Morgan Stanley Managed Futures MV, L.P.

By:	Demeter Management Corporation

Name:	/s/ Walter Davis
Walter Davis

Title:	President

Morgan Stanley Managed Futures HV, L.P.

By:	Demeter Management Corporation

Name:	/s/ Walter Davis
Walter Davis

Title:	President